EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington DC

Gentlemen:

We have read Item 4.01 included in the Form 8-K/A dated August 30, 2004 of Grant Ventures, Inc. (Commission file no. 000-50133) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein.  We are not in a position to agree or disagree with the disclosures regarding Tanner + Co.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
August 30, 2004